IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@imagistechnologies.com

$3.5 M FINANCING

Vancouver, Canada - October 31, 2001: (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) Imagis Technologies Inc. ("Imagis") announces that it has renegotiated the non-brokered portion of its private placement originally announced in its news release of October 24, 2001.

The non-brokered portion of the placement has been increased to $497,650 and will now be for units rather than special warrants at $2.17 per unit. Each unit consists of one common share and one half of a non-transferable share purchase warrant, with each whole warrant entitling the holder thereof to acquire one additional common share in the capital of the Company at an exercise price of $2.55 for a period of one year from the date on which the warrants are issued.

All other terms of the placement remain the same.

The offered securities will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.

About Imagis

Imagis is a developer and marketer of software applications, and advanced biometric facial recognition software solutions in a SDK development toolkit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies. Imagis currently has over 130 national and international installations within excess of a thousand users of its biometric facial recognition technology, including at Toronto's Pearson International Airport, the world's 16th busiest airport and Oakland International Airport, which serves more than 10 million travelers per year and several installations throughout Canada and Mexico. Imagis markets its products through a network of business partners, located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com

ON BEHALF OF THE BOARD OF DIRECTORS

Sandra Buschau, Corporate Secretary

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

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